File Nos.  333-33225-01, 333-33225-06,
                                        333-33225-05, 333-33225-02,
                                        333-33225-04
                                        Filed pursuant to Rule 424(b)(3)

                             Prospectus Supplement
                    (to Prospectus dated April 14, 1998)
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of report (Date of earliest event reported): July 22, 1998

                       AMERISERVE FOOD DISTRIBUTION, INC.*
               (Exact Name of Registrant as Specified in Charter)

       Delaware                        000-19367                 75-2296149
(State or Other Jurisdiction    (Commission File Number)       (IRS Employer
   of Incorporation)                                         Identification No.)

                              14841 Dallas Parkway
                            Dallas, Texas 75240-2100
                    (Address of Principal Executive Offices)

                                 (972) 338-7000
              (Registrant's telephone number, including area code)


                        17975 West Sarah Lane, Suite 100
                           Brookfield, Wisconsin 53045
                 (Former Address of Principal Executive Offices)

--------------------------------------------------------------------------------


                        * Table of Additional Registrants
                                                             STATE OR OTHER    PRIMARY STANDARD
                                                             JURISDICTION OF       INDUSTRY        I.R.S. EMPLOYER
                                                              INCORPORATION     CLASSIFICATION     IDENTIFICATION
NAME, ADDRESS AND TELEPHONE NUMBER                           OR ORGANIZATION        NUMBER              NUMBER

AmeriServe Transportation, Inc...................................Nebraska            5142             91-1824117
Chicago Consolidated Corporation.................................Illinois            5142             36-2691925
Delta Transportation, Ltd........................................Wisconsin           5142             39-1411171
Northland Transportation Services, Inc...........................Nebraska            5142             39-1807312

--------------------------------------------------------------------------------
            The date of this Prospectus Supplement is July 27, 1998.

ITEM 5. OTHER EVENTS.


                  As previously  reported,    AmeriServe  Food  Distribution,
Inc. ("AmeriServe"), was informed by Wendy's International, Inc. ("Wendy's"), the franchiser of the Wendy's concept, that a competitor has been selected as its distributor in certain geographic markets and that Wendy's would begin to transfer the business of its company-owned units away from AmeriServe beginning in August 1998. In addition, Wendy's has notified AmeriServe that AmeriServe will be removed as an authorized distributor to its franchisee operators during the third quarter of this year, resulting in the loss of the entire Wendy's business. In total, AmeriServe sales to the Wendy's concept, including ProSource, Inc. sales, on a pro forma basis, were approximately $600 million in 1997. As a result of the loss of the Wendy's business, AmeriServe intends to take a $7.5 million charge in the second quarter of this year. AmeriServe expects that the loss of the Wendy's business will negatively impact AmeriServe's future operating profits by $10-$15 million on an annualized basis.

                                   * * * * * *

                  This current report contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Actual results could differ materially from those projected in such forward-looking statements and readers are cautioned not to place undue reliance on the forward-looking statements which speak only as of the date hereof. NEHC undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence or nonoccurrence of anticipated events. Further information regarding the factors that could cause actual results to differ materially from projected results can be found in the section captioned "Risk Factors" in NEHC's Registration Statement on Form S-4, filed with the Securities and Exchange Commission on May 1, 1998, which section is incorporated herein by reference.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              AMERISERVE FOOD DISTRIBUTION, INC.



                                                 By:  /s/ A. Petter 0stberg
                                                   Name:  A. Petter 0stberg
                                                  Title:  Vice President


                                      -3-